EXHIBIT 99.1
                                                                    ------------

                                                            [NEXEN LOGO OMITTED]

                                                    NEXEN INC.  801 - 7th Ave SW
                                                       Calgary AB Canada T2P 3Z7
                                                  T 403 699.4000  F 403 699.5776
                                                                www.nexeninc.com



M E D I A    R E L E A S E


                                                           For immediate release

      RECORD PRODUCTION, GROWING MARGINS YIELD EXCELLENT RESULTS FOR NEXEN

Q2 HIGHLIGHTS

o  PRODUCTION AFTER ROYALTIES INCREASES 11% VS. Q2 2002 TO 195,000 BOE
   PER DAY

o  CASH FLOW PER SHARE INCREASES 41% VS.Q2 2002, EARNINGS PER SHARE
   INCREASES 177%

o YEAR-TO-DATE, CASH FLOW FROM OPERATIONS EXCEEDS $1 BILLION AND EARNINGS EXCEED $500 MILLION

o  SUCCESSFUL DRILLING ON BLOCK 51 IN YEMEN

o  SUCCESSFUL DRILLING ON BLOCK 222 IN NIGERIA

o  GUNNISON SPAR ARRIVES IN GULF OF MEXICO

o  RECOVERABLE BITUMEN RESOURCE INCREASED BY 300 MILLION BARRELS

o  EXPANDING LOW-COST CHEMICALS FACILITY

                                                                SECOND QUARTER               FIRST QUARTER
                                                       ------------------------------      ------------------
   (Cdn$ millions)                                           2003              2002               2003
   ----------------------------------------------------------------------------------------------------------
   Net Sales                                                   750              644                834
   Cash Flow from Operations                                   452              325                563
          PER COMMON SHARE ($/SHARE)                          3.53             2.51               4.43
   Net Income                                                  263              101                251
          PER COMMON SHARE ($/SHARE)                          2.05             0.74               1.95
   Capital Expenditures                                        318              418                493 (1)
   Production, before royalties (mboe/d)                       280              272                264
   Production, after royalties (mboe/d)                        195              175                177
   --------------------------------------------------- -------------- --------------- ---- ------------------

   (1) Includes $172 million to acquire the remaining 40% interest in Aspen and surrounding acreage in Q1, 2003



CALGARY, ALBERTA, JULY 17, 2003 - Nexen achieved excellent financial results for the second quarter of 2003, driven by strong growth in the Gulf of Mexico, attractive commodity prices and growing cash margins. Net income increased 160% compared to the second quarter of 2002 to $2.05 per share. A reduction in Canadian income tax rates on oil and gas income added $0.61 per share to our earnings in the second quarter.

The average sales price realized for our oil and gas production in the second quarter was $36.71 per equivalent barrel (boe), compared to $35.18 in the second quarter of 2002. Although prices increased modestly, our cash netback, after deducting royalties, cash taxes and operating costs, increased over 30% to $18.48 per boe, compared to $14.20 in 2002.

"Our operations at Aspen in the deep-water of the Gulf of Mexico are having a dramatic impact on our financial results," commented Charlie Fischer, Nexen's President and CEO. "Margins at Aspen are more than twice our corporate average and the cash flow from Aspen's 27,000 barrels of daily production is equivalent to about 58,000 barrels per day from our other operations. The Gulf of Mexico is now our strongest cash contributor and will grow further with the addition of high margin volumes from our Gunnison project which will commence production in about six months time."

RECORD QUARTERLY PRODUCTION

                                                      PRODUCTION BEFORE ROYALTIES          PRODUCTION AFTER ROYALTIES
                                                  ----------------------------------    ----------------------------------
                                                   Second Quarter      First Quarter      Second Quarter     First Quarter
                                                             2003               2003                2003              2003
--------------------------------------------------------------------------------------------------------------------------
Crude Oil, NGLs and Natural Gas (mboe/d)
     Yemen                                                    119                116                  59                55
     Canada                                                    77                 76                  60                58
     Gulf of Mexico                                            57                 44                  50                38
     Australia                                                  6                  8                   6                 7
     Other Countries                                            6                  6                   5                 5
     Syncrude                                                  15                 14                  15                14
                                                  ---------------- -----------------    ----------------- ----------------
Total - mboe/d                                                280                264                 195               177
                                                  ================ =================    ================= ================

Production reached record levels in the second quarter reflecting our larger interest at Aspen in the deep waters of the Gulf of Mexico, and successful development drilling at Masila in Yemen and in the shallow water of the Gulf of Mexico. Crude oil production before royalties increased 7%, to average 227,700 barrels per day, while natural gas grew 6% to 316 million cubic feet per day compared to the first quarter of 2003.

Production after royalties grew even faster, reflecting the attractive royalty structure in the deep water of the Gulf of Mexico. Oil increased 11% to 151,900 barrels per day and gas increased 8% to 256 million cubic feet per day.


2003 OUTLOOK: 6% TO 10% GROWTH IN PRODUCTION AFTER ROYALTIES

We expect to produce between 190,000 and 196,000 equivalent barrels per day, after royalties in 2003. With production in this range, cash flow will approximate $1.7 billion or $13.35 per share for the year, assuming oil prices average US $27 per barrel, gas prices average US $4.50 per thousand cubic feet and the US/Canadian exchange rate averages $0.75 for the rest of the year.

We are currently soliciting bids for a package of non-core light oil properties located in the Williston Basin of southeast Saskatchewan. These properties are currently producing approximately 9,100 (7,100 after royalties) equivalent barrels per day and we expect the sale to close by the end of the third quarter.

"Surplus cash flow, expected proceeds from dispositions and a stronger Canadian dollar are combining to significantly reduce our net debt," said Fischer. "By improving our balance sheet this year, we are enhancing our ability to finance major growth opportunities like Nigeria and our Premium Synthetic Crude project."


BUILDING STRONG COMPETITIVE POSITIONS IN STRATEGIC BASINS

"We are building strong competitive positions in the deep-water Gulf of Mexico, offshore West Africa, in the Middle East and in the Athabasca oil sands," commented Fischer. "These strategic basins offer significant growth opportunities and strong investment returns."


YEMEN - EXPLORATION SUCCESS ON BLOCK 51

During the quarter, we successfully drilled the Tammum-1 and Amir-1 exploration wells on Block 51, located immediately west of our Masila Block 14. We operate Block 51 and hold an 87.5% working interest.

Tammum-1 encountered 33 feet of net pay in the Qishn and Saar horizons and is currently being production tested. Amir-1 encountered 38 feet of net pay and will be tested in the near future. We are currently drilling a third prospect located 25 kilometers northwest of Amir. We are accelerating 3D seismic acquisition and are planning appraisal drilling to assess the significance of these discoveries.

"These successes, together with additional exploration opportunities we see on Block 51, should help sustain our production from Yemen," commented Fischer.


GULF OF MEXICO - GUNNISON ON SCHEDULE, EXPANDING OPPORTUNITY INVENTORY

The Gunnison deep-water development project in the Gulf of Mexico remains on budget and on schedule. The truss SPAR production hull is complete and has been transported from the construction facility in Finland to a staging area in Texas. Mooring operations, installation of the production topside and pipeline tie-ins will be completed during the third and fourth quarters.

Production from the field is scheduled to commence in early 2004 at 30 million cubic feet of natural gas and 2,000 barrels of oil per day, net to Nexen, increasing to 50 million cubic feet of gas and 9,000 barrels of oil per day late in the year. The current development plan will fill approximately 75% of the design capacity of the facility, leaving room for growth from exploration and the processing of third-party volumes.

In May, we entered into an agreement with Shell Exploration and Production Company to jointly explore a 1,116 square mile area of the deep-water eastern Gulf of Mexico. The area of mutual interest consists of 124 blocks located in Mississippi Canyon and Desoto Canyon. Under the terms of the participation agreement, Nexen is currently earning a 20% interest in the Shiloh prospect, which is drilling on Desoto Canyon Block 269 in 7,500 feet of water. The agreement also provides the option to participate in other exploration opportunities within the joint venture area.

This is our second exploration venture with Shell Exploration. In 2002 we entered into an agreement to jointly explore a 1,044 square mile area in the shallow water of the Gulf of Mexico for natural gas in deep Miocene age reservoirs. The second well under that agreement will test a prospect named Shark located on South Timbalier 174. It is expected to spud during the third quarter.

Elsewhere in the Gulf of Mexico, we expect to commence drilling a third development well at Aspen in the fourth quarter. With success, this will be followed by an exploration well at Crested Butte, a direct offset to Aspen. An exploratory test of the Gotcha prospect, located on Alaminos Canyon Block 856, adjacent to Shell's announced Great White discovery, is expected to commence drilling late in the fourth quarter or early in 2004.


WEST AFRICA - DRILLING SUCCESS AT USAN, EXPANDING OPPORTUNITY INVENTORY

Offshore Nigeria, the ongoing appraisal of our Ukot and Usan discoveries on Block 222, in which we hold a 20% working interest, continues to indicate significant hydrocarbon accumulations. Priority has focussed on the Usan field. Based upon drilling and test results from the first three wells, we estimate the recoverable hydrocarbon resource in this field to be at least 300 million barrels. We are continuing to appraise Ukot, and have plans to test other prospects on the block with significant upside potential which has not been included in the current resource estimate. The operator, Elf Petroleum Nigeria Limited, on behalf of the joint venture partners, has applied to the Nigerian National Petroleum Corporation for granting of an Oil Mining Lease.

 "We're building a sustainable business in West Africa based upon exploration success and a demonstrated ability to work successfully with local companies," said Fischer.

ATHABASCA OIL SANDS - BITUMEN RESOURCE INCREASES, LONG LAKE ON SCHEDULE

 A successful winter drilling program on our leases in the Athabasca region of Alberta resulted in an increase in the estimate of the recoverable bitumen resource by 300 million barrels, bringing our total resource base to 4.3 billion barrels. The majority of the increase was at Long Lake where the proposed commercial development lands now have an average of 12 delineation wells per section.

Our Premium Synthetic Crude project at Long Lake, where we have a 50% working interest, is progressing on schedule. Pilot testing of the steam assisted gravity drainage technology is underway and we expect to be producing 3,000 barrels of bitumen per day from three SAGD pilot wells by mid-2004. The Design Basis Memorandum for the commercial project is complete and we have commenced detailed engineering. We expect to receive regulatory approval in the third quarter and finalize cost estimates so we can make a decision on commercial development before the end of 2003. Following a declaration of commerciality, facilities construction will begin in 2004, bitumen production in 2006 and upgrader start-up in 2007. This project is expected to add 30,000 barrels per day of premium synthetic oil production, net to Nexen, in 2007 at a cost of $1.5 billion.

Syncrude's Stage 3 expansion is proceeding as expected. Mine site development is 88% complete and on schedule to see bitumen production commencing in the fourth quarter of this year. The upgrader expansion is 22% complete, with completion targeted for mid-2005. Our 7.23% share of Syncrude's production is expected to increase to over 25,000 barrels per day with the completion of the Stage 3 expansion.

"The coming months will be exciting ones at Nexen as we drill major exploration wells in the Gulf of Mexico, Yemen and offshore West Africa, delineate our recent discoveries in Yemen, finalize plans to proceed with commercial development of Long Lake and Block 222, and commence production at Gunnison," said Fischer.


ENHANCING OUR NORTH AMERICAN CHEMICALS BUSINESS

"Our Chemicals division is an efficient and growing business that generates significant free cash flow," said Fischer. "Our strategy for this business is to be the low cost producer in North America while capturing an increasing share of rapidly growing markets in South America."

Our Brandon, Manitoba plant is one of the lowest cost sodium chlorate facilities in the industry. We are expanding this facility by 33% to 260,000 tonnes per year to replace higher cost capacity idled earlier this year at Taft, Louisiana. When complete in the fourth quarter of 2004, this expansion will make Brandon the largest sodium chlorate facility in the world, significantly enhancing our competitive position in North America.

QUARTERLY DIVIDEND

The Board of Directors has declared the regular quarterly dividend of $0.075 per common share payable October 1, 2003 to shareholders of record on September 10, 2003.

Nexen Inc. is an independent, Canadian-based global energy and chemicals company, listed on the Toronto and New York stock exchanges under the symbol NXY. We are uniquely positioned for growth in the deep-water Gulf of Mexico, the Athabasca oil sands of Alberta, the Middle East and West Africa. We add value for shareholders through successful full-cycle oil and gas exploration and development, a growing industrial bleaching chemicals business, and leadership in ethics, integrity and environmental protection.

For further information contact:

Tim Jeffery, CFA                                 Grant Dreger, CA
Director, Investor Relations                     Manager, Investor Relations
(403) 699-5322                                   (403) 699-5273
801 - 7th Ave SW
Calgary, Alberta, Canada T2P 3Z7
WWW.NEXENINC.COM

FORWARD LOOKING STATEMENTS

CERTAIN STATEMENTS IN THIS REPORT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, SECTION 21E OF THE UNITED STATES SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. SUCH STATEMENTS ARE GENERALLY IDENTIFIABLE BY THE TERMINOLOGY USED SUCH AS "PLAN", "EXPECT", "ESTIMATE", "BUDGET", "OUTLOOK" OR OTHER SIMILAR WORDS.

THE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS: MARKET PRICES FOR OIL AND GAS AND CHEMICALS PRODUCTS; THE ABILITY TO EXPLORE, DEVELOP, PRODUCE AND TRANSPORT CRUDE OIL AND NATURAL GAS TO MARKETS; THE RESULTS OF EXPLORATION AND DEVELOPMENT DRILLING AND RELATED ACTIVITIES; FOREIGN-CURRENCY EXCHANGE RATES; ECONOMIC CONDITIONS IN THE COUNTRIES AND REGIONS WHERE NEXEN CARRIES ON BUSINESS; ACTIONS BY GOVERNMENTAL AUTHORITIES INCLUDING INCREASES IN TAXES, CHANGES IN ENVIRONMENTAL AND OTHER LAWS AND REGULATIONS; RENEGOTIATIONS OF CONTRACTS; AND POLITICAL UNCERTAINTY, INCLUDING ACTIONS BY INSURGENT OR OTHER ARMED GROUPS OR OTHER CONFLICT. THE IMPACT OF ANY ONE FACTOR ON A PARTICULAR FORWARD-LOOKING STATEMENT IS NOT DETERMINABLE WITH CERTAINTY AS SUCH FACTORS ARE INTERDEPENDENT UPON OTHER FACTORS, AND MANAGEMENT'S COURSE OF ACTION WOULD DEPEND ON ITS ASSESSMENT OF THE FUTURE CONSIDERING ALL INFORMATION THEN AVAILABLE. ANY STATEMENTS AS TO POSSIBLE COMMERCIALITY, DEVELOPMENT PLANS, CAPACITY EXPANSIONS, DRILLING OF NEW WELLS, ULTIMATE RECOVERABILITY OF RESERVES, FUTURE PRODUCTION RATES, CASH FLOWS AND CHANGES IN ANY OF THE FOREGOING ARE FORWARD-LOOKING STATEMENTS.

ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS CONVEYED BY THE FORWARD-LOOKING STATEMENTS ARE REASONABLE BASED ON INFORMATION AVAILABLE TO US ON THE DATE SUCH FORWARD-LOOKING STATEMENTS WERE MADE, NO ASSURANCES CAN BE GIVEN AS TO FUTURE RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS. READERS SHOULD ALSO REFER TO ITEMS 7 AND 7A IN OUR 2002 ANNUAL REPORT ON FORM 10-K FOR FURTHER DISCUSSION OF THE RISK FACTORS.

CAUTIONARY NOTE TO U.S. INVESTORS - THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC) PERMITS OIL AND GAS COMPANIES, IN THEIR FILINGS WITH THE SEC, TO DISCUSS ONLY PROVED RESERVES THAT A COMPANY HAS DEMONSTRATED BY ACTUAL PRODUCTION OR CONCLUSIVE FORMATION TESTS TO BE ECONOMICALLY AND LEGALLY PRODUCIBLE UNDER EXISTING ECONOMIC AND OPERATING CONDITIONS. IN THIS PRESS RELEASE, WE MAY REFER TO "RECOVERABLE RESERVES", "PROBABLE RESERVES", "RECOVERABLE RESOURCE", "RECOVERABLE BITUMEN RESOURCE", "SIGNIFICANT HYDROCARBON RESOURCE", "RESOURCE BASE", AND "RESOURCE" WHICH ARE INHERENTLY MORE UNCERTAIN THAN PROVED RESERVES. THESE TERMS ARE NOT USED IN OUR FILINGS WITH THE SEC. PLEASE REFER TO OUR 2002 ANNUAL REPORT ON FORM 10-K AVAILABLE FROM US OR THE SEC FOR FURTHER RESERVE DISCLOSURE.


Q2 2003 EARNINGS CONFERENCE CALL NOTICE

Date: Thursday, July 17, 2003
Time: 12:30 p.m. Mountain Time (2:30 p.m. Eastern Time)

We invite you to learn more about Nexen by joining our Second Quarter Earnings Conference Call. Executive Vice President and CFO, Marvin Romanow and President and CEO, Charlie Fischer will discuss our second quarter results and plans for the rest of the year. To listen to the conference call, please call one of these two lines:

800-814-4853         (North American Toll-Free)
416-640-4127         (Toronto or International)

A replay of the call will be available for two weeks starting 4:00 p.m. (Mountain Time) on July 17, 2003 by calling (416) 640-1917 and entering passcode 21007689 followed by the pound key (#). A live and on demand webcast of the conference call will be available at WWW.NEXENINC.COM

NEXEN INC.
FINANCIAL HIGHLIGHTS

                                                                                 Three Months              Six Months
                                                                                 Ended June 30            Ended June 30
(Cdn$ millions)                                                                  2003      2002          2003       2002
-------------------------------------------------------------------------------------------------------------------------
Net Sales                                                                         750       644         1,584      1,185
Cash Flow from Operations                                                         452       325         1,015        580
     Per Common Share ($/share)                                                  3.53      2.51          7.96       4.46
     Per Common Share -Diluted ($/share)                                         3.51      2.47          7.92       4.40
Net Income                                                                        263       101           514        166
     Per Common Share ($/share)                                                  2.05      0.74          4.00       1.18
     Per Common Share - Diluted ($/share)                                        2.04      0.73          3.97       1.17
Capital Expenditures (1)                                                          318       418           811        765
Net Debt (2)                                                                    1,482     1,568         1,482      1,568
Common Shares Outstanding (millions of shares)                                  123.3     122.6         123.3      122.6
-------------------------------------------------------------------------------------------------------------------------

(1) Includes $172 million for the acquisition of the 40% interest in Aspen and surrounding acreage in March 2003.

(2)  Net Debt is defined as long-term debt less working capital


CASH FLOW FROM OPERATIONS (1)

                                                                                 Three Months              Six Months
                                                                                 Ended June 30            Ended June 30
(Cdn$ millions)                                                                  2003      2002          2003       2002
-------------------------------------------------------------------------------------------------------------------------
Cash Flow from Operations
Oil and Gas
     Yemen (2)                                                                    120       122           275        229
     Canada                                                                       127       115           288        206
     United States                                                                179        51           338         87
     Australia                                                                      9        32            24         40
     Other Countries                                                                8         8            16         17
     Marketing                                                                     --        11            54         17
     Syncrude                                                                      22        12            53         35
                                                                               -----------------------------------------
                                                                                  465       351         1,048        631
Chemicals                                                                          22        16            39         32
                                                                               -----------------------------------------
                                                                                  487       367         1,087        663
Interest and Other Corporate Items                                                (35)      (39)          (67)       (72)
Income Taxes (3)                                                                   --        (3)           (5)       (11)
                                                                               -----------------------------------------
Cash Flow from Operations                                                         452       325         1,015        580
                                                                               =========================================

(1) Defined as cash generated from operating activities before changes in non-cash working capital and other.

(2) After in-country cash taxes of $48 million for the three months ended June 30, 2003 (2002 - $55 million) and $99 million for the six months ended June 30, 2003 (2002 - $92 million).

(3)  Excludes in-country cash taxes in Yemen.

NEXEN INC.
PRODUCTION VOLUMES (BEFORE ROYALTIES)

                                                                                 Three Months              Six Months
                                                                                 Ended June 30            Ended June 30
                                                                                 2003      2002          2003       2002
-------------------------------------------------------------------------------------------------------------------------
Crude Oil and Natural Gas Liquids (mbbl/d)
     Yemen                                                                      118.7     118.1         117.4      118.2
     Canada                                                                      50.6      57.6          49.9       58.2
     United States                                                               31.4      10.4          26.6       10.2
     Australia                                                                    5.8      16.7           6.9       10.5
     Other Countries                                                              6.0       9.9           6.1       10.0
     Syncrude                                                                    15.2      12.9          14.4       14.7
                                                                               -----------------------------------------
                                                                                227.7     225.6         221.3      221.8
                                                                               =========================================
Natural Gas (mmcf/d)
     Canada                                                                       159       160           160        168
     United States                                                                157       116           146        117
                                                                               -----------------------------------------
                                                                                  316       276           306        285
                                                                               =========================================

Total Production (mboe/d)                                                         280       272           272        269
                                                                               =========================================

PRODUCTION VOLUMES (AFTER ROYALTIES)
                                                                                 Three Months              Six Months
                                                                                 Ended June 30            Ended June 30
                                                                                 2003      2002          2003       2002
-------------------------------------------------------------------------------------------------------------------------
Crude Oil and Natural Gas Liquids (mbbl/d)
     Yemen                                                                       59.3      55.9          57.4       55.9
     Canada                                                                      39.1      44.4          38.2       44.9
     United States                                                               28.0       8.6          23.5        8.5
     Australia                                                                    5.7      12.4           6.1        8.1
     Other Countries                                                              4.7       4.9           5.0        6.0
     Syncrude                                                                    15.1      12.8          14.3       14.6
                                                                               -----------------------------------------
                                                                                151.9     139.0         144.5      138.0
                                                                               =========================================
Natural Gas (mmcf/d)
     Canada                                                                       124       123           124        128
     United States                                                                132        95           123         97
                                                                               -----------------------------------------
                                                                                  256       218           247        225
                                                                               =========================================

Total Production (mboe/d)                                                         195       175           186        176
                                                                               =========================================

NEXEN INC.
OIL AND GAS PRICES AND CASH NETBACK (1)

                                                                                                                             TOTAL
                                                              Quarters - 2003                  Quarters - 2002                YEAR
                                                           -----------------------------------------------------------------------
(all dollar amount in Cdn $ unless noted)                       1st        2nd       1st        2nd       3rd        4th      2002
----------------------------------------------------------------------------------------------------------------------------------
PRICES:
WTI Oil (US $/bbl)                                            33.86      28.91     21.64      26.25     28.30      28.15     26.09
Nexen Average - Oil (Cdn $/bbl)                               44.93      36.71     31.00      36.74     40.77      39.78     37.13
NYMEX Gas (US $/mmbtu)                                         6.32       5.74      2.50       3.44      3.21       4.33      3.37
Nexen Average - Gas (Cdn $/mcf)                                8.35       7.18      3.34       4.53      3.82       5.43      4.25
----------------------------------------------------------------------------------------------------------------------------------

NETBACKS:
CANADA - LIGHT OIL AND NGLS
Sales (mbbls/d)                                                22.1       24.7      26.5       26.5      25.8       24.6      25.9

Price Received ($/bbl)                                        46.12      35.84     29.35      36.10     38.92      38.29     35.62
Royalties & Other                                             12.15       9.24      6.59       9.13      9.87      10.14      8.91
Operating Costs                                                6.87       5.84      5.35       5.21      5.78       6.03      5.52
----------------------------------------------------------------------------------------------------------------------------------
Netback                                                       27.10      20.76     17.41      21.76     23.27      22.12     21.19
----------------------------------------------------------------------------------------------------------------------------------

CANADA - HEAVY OIL
Sales (mbbls/d)                                                27.1       25.9      32.4       31.1      29.5       29.0      30.4

Price Received ($/bbl)                                        34.06      26.27     22.19      27.79     31.89      27.73     27.31
Royalties & Other                                              8.41       5.96      4.62       6.29      7.55       6.61      6.24
Operating Costs                                                8.28       8.77      7.77       8.22      8.34       7.96      8.06
----------------------------------------------------------------------------------------------------------------------------------
Netback                                                       17.37      11.54      9.80      13.28     16.00      13.16     13.01
----------------------------------------------------------------------------------------------------------------------------------

CANADA - TOTAL OIL
Sales (mbbls/d)                                                49.2       50.6      58.9       57.6      55.3       53.6      56.3

Price Received ($/bbl)                                        39.48      30.95     25.42      31.58     35.17      32.57     31.13
Royalties & Other                                             10.09       7.56      5.51       7.60      8.63       8.23      7.46
Operating Costs                                                7.62       7.34      6.68       6.84      7.15       7.11      6.90
----------------------------------------------------------------------------------------------------------------------------------
Netback                                                       21.77      16.05     13.23      17.14     19.39      17.23     16.77
----------------------------------------------------------------------------------------------------------------------------------

CANADA - NATURAL GAS
Sales (mmcf/d)                                                  161        159       175        160       167        164       167

Price Received ($/mcf)                                         6.77       5.85      2.80       3.83      3.05       4.60      3.56
Royalties & Other                                              1.39       1.19      0.77       0.88      0.55       0.90      0.77
Operating Costs                                                0.41       0.51      0.37       0.73      0.53       0.58      0.54
----------------------------------------------------------------------------------------------------------------------------------
Netback                                                        4.97       4.15      1.66       2.22      1.97       3.12      2.25
----------------------------------------------------------------------------------------------------------------------------------

YEMEN
Sales (mbbls/d)                                               116.1      117.5     118.0      120.3     114.9      117.8     117.7

Price Received ($/bbl)                                        45.69      35.86     32.75      38.34     42.29      41.80     38.80
Royalties & Other                                             23.87      17.96     17.31      20.18     22.12      22.18     20.45
Operating Costs                                                2.03       2.02      1.78       1.85      2.01       2.16      1.95
In-country Taxes                                               4.91       4.48      3.49       4.98      5.42       5.33      4.81
----------------------------------------------------------------------------------------------------------------------------------
Netback                                                       14.88      11.40     10.17      11.33     12.74      12.13     11.59
----------------------------------------------------------------------------------------------------------------------------------

Note:
(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.

NEXEN INC.
OIL AND GAS CASH NETBACK (1) (CONTINUED)

                                                                                                                             TOTAL
                                                              Quarters - 2003                  Quarters - 2002                YEAR
                                                           -----------------------------------------------------------------------
(all dollar amount in Cdn $ unless noted)                       1st        2nd       1st        2nd       3rd        4th      2002
----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES
Oil:
   Sales (mbbls/d)                                             21.7       31.4      10.1       10.4       8.9       10.3       9.9
   Price Received ($/bbl)                                     46.00      36.28     32.25      39.65     41.73      42.02     38.88
Gas:
   Sales (mmcf/d)                                               135        157       119        116       115         99       112
   Price Received ($/mcf)                                     10.22       8.55      4.14       5.50      4.93       6.81      5.29
Total Sales Volume (mboe/d)                                    44.2       57.6      29.9       29.7      28.0       26.8      28.6

Price Received ($/boe)                                        53.82      43.07     27.35      35.19     33.45      41.32     34.21
Royalties & Other                                              7.83       5.89      4.65       5.99      5.56       7.18      5.82
Operating Costs                                                5.32       4.63      8.35       9.32      8.31      10.41      9.09
----------------------------------------------------------------------------------------------------------------------------------
Netback                                                       40.67      32.55     14.35      19.88     19.58      23.73     19.30
----------------------------------------------------------------------------------------------------------------------------------

AUSTRALIA
Sales (mbbls/d)                                                 7.9        5.2       8.1       17.1      18.9       11.5      13.9

Price Received ($/bbl)                                        48.13      36.53     33.72      37.41     43.57      43.70     40.30
Royalties & Other                                              8.83     (0.24)      3.20       9.67      9.37       6.02      7.88
Operating Costs                                               17.60      19.31     18.64       7.13      7.15      11.80      9.76
----------------------------------------------------------------------------------------------------------------------------------
Netback                                                       21.70      17.46     11.88      20.61     27.05      25.88     22.66
----------------------------------------------------------------------------------------------------------------------------------

OTHER COUNTRIES
Sales (mbbls/d)                                                 5.1        6.7       9.1       10.2      10.5        8.4       9.6

Price Received ($/bbl)                                        48.84      34.74     33.05      39.67     41.59      41.12     38.96
Royalties & Other                                             11.39       4.52      9.99      20.14     17.31      17.93     16.48
Operating Costs                                                8.02       8.81      5.89       6.54      6.90       5.28      6.21
----------------------------------------------------------------------------------------------------------------------------------
Netback                                                       29.43      21.41     17.17      12.99     17.38      17.91     16.27
----------------------------------------------------------------------------------------------------------------------------------

SYNCRUDE
Sales (mbbls/d)                                                13.6       15.2      16.6       12.9      18.9       18.0      16.6

Price Received ($/bbl)                                        51.84      42.26     34.10      40.62     44.26      43.64     40.89
Royalties & Other                                              0.52       0.42      0.34       0.40      0.44       0.27      0.36
Operating Costs                                               26.40      25.67     17.97      30.70     14.37      16.83     19.09
----------------------------------------------------------------------------------------------------------------------------------
Netback                                                       24.92      16.17     15.79       9.52     29.45      26.54     21.44
----------------------------------------------------------------------------------------------------------------------------------

COMPANY-WIDE
Oil and Gas Sales (mboe/d)                                    262.9      279.3     269.8      274.5     274.3      263.4     270.4

Price Received ($/boe)                                        45.84      36.71     28.95      35.18     37.71      38.58     35.14
Royalties & Other                                             15.10      10.95     10.24      12.97     13.24      13.73     12.56
Operating Costs                                                5.54       5.40      5.27       5.83      5.23       5.61      5.48
In-country Taxes                                               2.16       1.88      1.53       2.18      2.27       2.38      2.10
----------------------------------------------------------------------------------------------------------------------------------
Netback                                                       23.04      18.48     11.91      14.20     16.97      16.86     15.00
----------------------------------------------------------------------------------------------------------------------------------

(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.

                              SECOND QUARTER 2003

                              FINANCIAL STATEMENTS

                FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30
Cdn$ millions

                                                                                     Three Months                  Six Months
                                                                                     Ended June 30               Ended June 30
                                                                                   2003          2002          2003         2002
--------------------------------------------------------------------------------------------------------------------------------
REVENUES
    Net Sales (Note 1)                                                              750           644         1,584        1,185
    Marketing and Other (Notes 1 and 9)                                             145           121           320          243
    Gain on Disposition of Assets                                                    --            --            --           13
                                                                                ------------------------------------------------
                                                                                    895           765         1,904        1,441
                                                                                ------------------------------------------------
EXPENSES
    Operating                                                                       198           201           402          387
    Transportation and Other (Note 1)                                               116           116           246          232
    General and Administrative                                                       45            38            82           76
    Depreciation, Depletion and Amortization                                        202           185           393          365
    Exploration                                                                      39            43            80           80
    Interest (Note 4)                                                                25            28            53           51
                                                                                ------------------------------------------------
                                                                                    625           611         1,256        1,191
                                                                                ------------------------------------------------

INCOME BEFORE INCOME TAXES                                                          270           154           648          250
                                                                                ------------------------------------------------

PROVISION FOR INCOME TAXES
    Current                                                                          48            58           104          103
    Future                                                                          (41)           (5)           30          (19)
                                                                                ------------------------------------------------
                                                                                      7            53           134           84
                                                                                ------------------------------------------------

NET INCOME                                                                          263           101           514          166

DIVIDENDS ON PREFERRED SECURITIES, NET OF INCOME TAXES                               10            11            21           22
                                                                                ------------------------------------------------

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS                                      253            90           493          144
                                                                                ================================================

EARNINGS PER COMMON SHARE ($/share)
    Basic (Note 7)                                                                 2.05           0.74         4.00         1.18
                                                                                ================================================

    Diluted (Note 7)                                                               2.04           0.73         3.97         1.17
                                                                                ================================================


SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED BALANCE SHEET
Cdn$ millions

                                                                         JUNE 30      DECEMBER 31
                                                                            2003             2002
-------------------------------------------------------------------------------------------------
ASSETS
    CURRENT ASSETS
      Cash and Short-Term Investments                                         92               59
      Accounts Receivable (Note 2)                                         1,087              988
      Inventories and Supplies (Note 3)                                      229              256
      Other                                                                   19               26
                                                                       --------------------------
         Total Current Assets                                              1,427            1,329

    PROPERTY, PLANT AND EQUIPMENT
      Net of Accumulated Depreciation, Depletion and
         Amortization of $4,588 (December 31, 2002 - $4,705)               4,912            4,863
    GOODWILL                                                                  36               36
    FUTURE INCOME TAX ASSETS                                                 198              263
    DEFERRED CHARGES AND OTHER ASSETS                                         95               69
                                                                       --------------------------

                                                                           6,668            6,560
                                                                       ==========================
LIABILITIES AND SHAREHOLDERS' EQUITY
    CURRENT LIABILITIES
      Short-Term Borrowings (Note 4)                                          19               18
      Accounts Payable and Accrued Liabilities                             1,218            1,194
      Accrued Interest Payable                                                34               39
      Dividends Payable                                                        9                9
                                                                       --------------------------
         Total Current Liabilities                                         1,280            1,260
                                                                       --------------------------

    LONG-TERM DEBT (Note 4)                                                1,629            1,844
    FUTURE INCOME TAX LIABILITIES                                            869              873
    DISMANTLEMENT AND SITE RESTORATION                                       181              191
    OTHER DEFERRED CREDITS AND LIABILITIES                                    48               44
    SHAREHOLDERS' EQUITY (Note 6)
      Preferred Securities                                                   724              724
      Common Shares, no par value
        Authorized: Unlimited
        Outstanding:     2003 - 123,321,135 shares
                         2002 - 122,965,830 shares                           450              440
      Retained Earnings                                                    1,544            1,069
      Cumulative Foreign Currency Translation Adjustment                     (57)             115
                                                                       --------------------------
         Total Shareholders' Equity                                        2,661            2,348
                                                                       --------------------------

COMMITMENTS AND CONTINGENCIES (Note 10)
                                                                           6,668            6,560
                                                                       ==========================


SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30
Cdn$ millions

                                                                                      Three Months                Six Months
                                                                                     Ended June 30              Ended June 30
                                                                                   2003          2002         2003          2002
---------------------------------------------------------------------------------------------------------------------------------
 OPERATING ACTIVITIES
    Net Income                                                                      263           101          514           166
    Charges and Credits to Income not Involving Cash (Note 8)                       150           181          421           334
    Exploration Expense                                                              39            43           80            80
    Changes in Non-Cash Working Capital (Note 8)                                     26            57          (40)         (142)
    Other                                                                           (14)            5          (29)           29
                                                                                -------------------------------------------------
                                                                                    464           387          946           467

FINANCING ACTIVITIES
    Proceeds from Long-Term Debt                                                     --            --          124           793
    Repayment of Long-Term Debt                                                     (24)           --          (24)         (420)
    Proceeds from (Repayment of) Short-Term Borrowings, Net                         (13)           67            1            16
    Dividends on Preferred Securities                                               (16)          (18)         (34)          (36)
    Dividends on Common Shares                                                       (9)           (9)         (18)          (18)
    Issue of Common Shares                                                            5            29           10            39
    Other                                                                            --            (1)          --           (23)
                                                                                -------------------------------------------------
                                                                                    (57)           68           59           351

INVESTING ACTIVITIES
    Capital Expenditures
      Exploration and Development                                                  (309)         (329)        (634)         (652)
      Proved Property Acquisitions                                                   --            --         (164)           --
      Chemicals, Corporate and Other                                                 (9)          (89)         (13)         (113)
    Proceeds on Disposition of Assets                                                --             3           --            32
    Changes in Non-Cash Working Capital (Note 8)                                    (28)            8          (31)           27
                                                                                -------------------------------------------------
                                                                                   (346)         (407)        (842)         (706)


EFFECT OF EXCHANGE RATE CHANGES ON CASH
    AND SHORT-TERM INVESTMENTS                                                      (65)          (29)        (130)          (24)
                                                                                -------------------------------------------------

INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS                               (4)           19           33            88

CASH AND SHORT-TERM INVESTMENTS - BEGINNING OF PERIOD                                96           130           59            61
                                                                                -------------------------------------------------

CASH AND SHORT-TERM INVESTMENTS - END OF PERIOD                                      92           149           92           149
                                                                                =================================================


SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND JUNE 30, 2002
Cdn$ millions

                                                                                                                      Cumulative
                                                                                                                         Foreign
                                                                                                                        Currency
                                                                    Preferred          Common         Retained       Translation
                                                                   Securities          Shares         Earnings        Adjustment
--------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2002                                                         724             440            1,069               115
    Exercise of Stock Options                                              --               2               --                --
    Issue of Common Shares                                                 --               8               --                --
    Net Income                                                             --              --              514                --
    Dividends on Preferred Securities, Net of
      Income Taxes                                                         --              --              (21)               --
    Dividends on Common Shares                                             --              --              (18)               --
    Translation Adjustment, Net of Income Taxes                            --              --               --              (172)
                                                                     -----------------------------------------------------------

JUNE 30, 2003                                                             724             450            1,544               (57)
                                                                     ===========================================================

                                                                                                                      Cumulative
                                                                                                                         Foreign
                                                                                                                        Currency
                                                                    Preferred          Common         Retained       Translation
                                                                   Securities          Shares         Earnings        Adjustment
--------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2001                                                         724             389              697               94
    Exercise of Stock Options                                              --              23               --                --
    Issue of Common Shares                                                 --              16               --                --
    Net Income                                                             --              --              166                --
    Dividends on Preferred Securities, Net of
      Income Taxes                                                         --              --              (22)               --
    Dividends on Common Shares                                             --              --              (18)               --
    Translation Adjustment, Net of Income Taxes                            --              --               --               (16)
                                                            ----------------- ----------------- --------------- -----------------

JUNE 30, 2002                                                             724             428              823                78
                                                            ================= ================= =============== =================


SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Cdn$ millions except as noted


1.   ACCOUNTING POLICIES
The Unaudited Consolidated Financial Statements are prepared in accordance with Canadian Generally Accepted Accounting Principles (GAAP). The impact of significant differences between Canadian and US GAAP on the Unaudited Consolidated Financial Statements is disclosed in Note 12. In the opinion of management, the Unaudited Consolidated Financial Statements contain all adjustments of a normal and recurring nature necessary to present fairly Nexen Inc.'s (Nexen, we or our) financial position at June 30, 2003 and the results of our operations and our cash flows for the three and six months ended June 30, 2003 and 2002.

Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Unaudited Consolidated Financial Statements, and revenues and expenses during the reporting period. Our management reviews these estimates, including those related to litigation, environmental and dismantlement liabilities, income taxes and determination of proved reserves on an ongoing basis. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates. The results of operations and cash flows for the three and six months ended June 30, 2003 are not necessarily indicative of the results of operations or cash flows to be expected for the year ending December 31, 2003.

These Unaudited Consolidated Financial Statements should be read in conjunction with our Audited Consolidated Financial Statements included in our 2002 Annual Report on Form 10-K. The accounting policies we follow are in Note 1 of the Audited Consolidated Financial Statements included in our 2002 Annual Report on Form 10-K.


CHANGES IN ACCOUNTING POLICIES - MARKETING ACTIVITIES

MARK-TO-MARKET
On October 25, 2002, regulators changed accounting principles, eliminating mark-to-market accounting for our marketing inventories and our non-derivative energy contracts. Under the new principles:

o    We measure marketing inventories at the lower of cost or market; and

o We record non-derivative energy contracts, including our transportation and storage capacity contracts, at cost as incurred.

We recorded the change to inventory prospectively as the effects on previous periods could not be determined. Inventories at October 25, 2002 were attributed a cost based on their market value on that date. Inventories purchased after October 25, 2002 have been recorded at cost. We removed the mark-to-market on our transportation contracts from earnings retroactively to the beginning of 2002. The impact on previous years was immaterial.


PRESENTATION OF TRANSPORTATION
During 2002, we adopted the new interpretation of the Emerging Issues Committee relating to the presentation of costs for which we are reimbursed. We pay for the transportation of the crude oil, natural gas and chemicals products that we market, and then bill our customers for the transportation. Under the new interpretation, this transportation is presented as a cost to us. Previously, we netted this cost against our revenue. We show these costs as transportation and other on the Unaudited Consolidated Statement of Income, resulting in the following increases:

                                        Three Months           Six Months
                                        Ended June 30         Ended June 30
                                        2003     2002        2003       2002
------------------------------------------------------------------------------
Increase to:
   Net Sales                               8        8          18         16
   Marketing and Other                   102      105         221        209

   Transportation and Other              110      113         239        225
                                       -------------------------------------

Certain comparative figures have been reclassified to ensure consistency with current year presentation.

2.   ACCOUNTS RECEIVABLE

                                                                  June 30     December 31
                                                                     2003            2002
-----------------------------------------------------------------------------------------
Trade
    Oil and Gas
      Marketing                                                       673             574
      Other                                                           327             330
    Chemicals and Other                                                49              59
                                                                -------------------------
                                                                    1,049             963
Non-Trade                                                              46              34
                                                                -------------------------
                                                                    1,095             997
Allowance for Doubtful Accounts                                        (8)             (9)
                                                                -------------------------
                                                                    1,087             988
                                                                =========================

3.       INVENTORIES AND SUPPLIES

                                                                  June 30     December 31
                                                                     2003            2002
-----------------------------------------------------------------------------------------
Finished Products
    Oil and Gas
      Marketing                                                       113             130
      Other                                                             3              --
    Chemicals and Other                                                 9              13
                                                                -------------------------
                                                                      125             143
Work in Process                                                         7               6
Field Supplies                                                         97             107
                                                                -------------------------
                                                                      229             256
                                                                =========================

4.       LONG-TERM DEBT AND SHORT-TERM BORROWINGS

                                                                   June 30    December 31
                                                                      2003           2002
-----------------------------------------------------------------------------------------
Unsecured Syndicated Term Credit Facilities                            --              --
Unsecured Redeemable Notes, due 2004 (a)                              305             355
Unsecured Redeemable Debentures, due 2006                             100             108
Unsecured Redeemable Medium Term Notes, due 2007                      150             150
Unsecured Redeemable Medium Term Notes, due 2008                      125             125
Unsecured Redeemable Notes, due 2028                                  271             316
Unsecured Redeemable Notes, due 2032                                  678             790
                                                                -------------------------
                                                                    1,629           1,844
                                                                =========================


(a)  UNSECURED REDEEMABLE NOTES, DUE 2004
The Unsecured Redeemable Notes are due in February 2004. We intend to refinance this obligation with existing long-term debt facilities, and accordingly, it has not been included in current liabilities at June 30, 2003.

(b)  SHORT-TERM BORROWINGS
Occasionally, we sell the future proceeds of our accounts receivable; however, we retain a 10% exposure to related credit losses. At June 30, 2003, we sold $190 million of accounts receivable proceeds (December 31, 2002 - $178 million). The retained credit exposure of $19 million (December 31, 2002 - $18 million) is included in short-term borrowings.

(c)  INTEREST EXPENSE

                                                                                     Three Months             Six Months
                                                                                    Ended June 30            Ended June 30
                                                                                  2003         2002        2003         2002
----------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                                                                      34           34          68           59
Other                                                                                2            2           4            3
                                                                                --------------------------------------------
Total                                                                               36           36          72           62
   Less: Capitalized                                                                11            8          19           11
                                                                                --------------------------------------------
                                                                                    25           28          53           51
                                                                                ============================================

Capitalized interest relates to and is included as part of the cost of oil and gas properties. The capitalization rates are based on our weighted-average cost of borrowings.

5.   DERIVATIVE INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

(a)  COMMODITY PRICE RISK MANAGEMENT
In March 2003, we sold WTI and NYMEX gas forward contracts for the next 12 months to lock in a portion of our return on the purchase of the remaining 40% interest in the Aspen field. The forward contracts fix our price per bbl and our price per mmbtu of gas at the contract prices for the hedged volumes, less applicable price differentials. At June 30, 2003, the fair value of these instruments was a loss of $1 million. We will recognize the realized gains or losses on these contracts in the same periods as the hedged production is sold.

Hedged Volumes                  Period                         Fixed Price (US$)
--------------------------------------------------------------------------------
5,000 bbls/d                    April 2003 - March 2004               28.50/bbl
12,000 mmbtu/d                  April 2003 - March 2004              5.35/mmbtu


(b)  FOREIGN CURRENCY EXCHANGE RATE RISK MANAGEMENT
We manage our exposure to fluctuations between US and Canadian dollars by minimizing the need to convert between the two currencies. Net revenue from our foreign operations and our US-dollar borrowings are generally used to fund US-dollar capital expenditures and debt repayments. All of our US-dollar debt was designated as a hedge against our net investment in foreign operations. In early 2003, we de-designated our unsecured syndicated term credit facilities from the hedge as funds drawn were used to fund US-dollar working capital in our Canadian operations. Our remaining US-dollar debt continues to be designated as a hedge against our net investment in foreign operations. The foreign exchange gains or losses relating to the designated debt continue to be included in the cumulative foreign currency translation adjustment in shareholders' equity, while exchange gains and losses on the unsecured syndicated term credit facilities are included in marketing and other on the Unaudited Consolidated Statement of Income.

(c)  CARRYING VALUE AND ESTIMATED FAIR VALUE OF DERIVATIVE INSTRUMENTS

Assets/(Liabilities)                             JUNE 30, 2003                                 DECEMBER 31, 2002
----------------------------------------------------------------------------------------------------------------------------
                                    Carrying           Fair     Unrealized         Carrying             Fair      Unrealized
                                       Value          Value     Gain/(Loss)           Value            Value      Gain/(Loss)
                              ----------------------------------------------------------------------------------------------
Long-Term Debt                        (1,629)        (1,883)          (254)          (1,844)          (1,948)           (104)
Preferred Securities                    (724)          (661)            63             (724)            (756)            (32)
                              ----------------------------------------------------------------------------------------------

The estimated fair value of all derivative instruments is based on quoted market prices and if not available, on estimates from third-party brokers or dealers or amounts derived from valuation models. The carrying value of cash and short-term investments, amounts receivable and short-term obligations approximates their fair value because the instruments are near maturity. Amounts receivable and payable by our marketing operations related to derivative instruments are equal to fair value as we use the mark-to-market method to value them. Amounts related to derivative instruments included in deferred charges and other assets and other deferred credits and liabilities are $41 million and $9 million, respectively. These derivative instruments are held by our marketing operation and settle beyond 2003.

6.   SHAREHOLDERS' EQUITY

(a)  ESTIMATED FAIR VALUE OF STOCK OPTIONS
We use the intrinsic-value method of accounting for stock options. Under this method, no compensation expense is recognized for stock options granted to employees and directors. As required under GAAP, we also make certain pro forma disclosures as if the fair-value method of accounting was applied. The assumptions for the three and six months ended June 30, 2003 are the same as for the year ended December 31, 2002, as described in Note 8(f) to the Audited Consolidated Financial Statements included in our 2002 Annual Report on Form 10-K.

The following shows our pro forma net income and earnings per common share had we applied the fair-value method of accounting to all stock options outstanding:

                                                                                     Three Months            Six Months
                                                                                    Ended June 30           Ended June 30
                                                                                  2003         2002        2003         2002
------------------------------------------------------------------------------------------------------------------------------
Net Income Attributable to Common Shareholders:
   As Reported                                                                     253           90         493          144
      Less: Fair Value of Stock Options                                              7            6          13           12
                                                                                ----------------------------------------------
   Pro Forma                                                                       246           84         480          132
                                                                                ==============================================

Earnings Per Common Share ($/share)
   Basic as Reported                                                              2.05         0.74        4.00          1.18
                                                                                ==============================================
   Pro Forma                                                                      2.00         0.69        3.89          1.08
                                                                                ==============================================

   Diluted as Reported                                                            2.04         0.73        3.97          1.17
                                                                                ==============================================
   Pro Forma                                                                      1.98         0.68        3.87          1.06
                                                                                ==============================================

(b)  DIVIDENDS
Dividends per common share for the three months ended June 30, 2003 were $0.075 (2002 - $0.075). Dividends per common share for the six months ended June 30, 2003 were $0.15 (2002 - $0.15).

7.   EARNINGS PER COMMON SHARE
We calculate earnings per common share using Net Income Attributable to Common Shareholders and the weighted-average number of common shares outstanding. We calculate diluted earnings per common share using Net Income Attributable to Common Shareholders and the weighted-average number of diluted common shares outstanding.

                                                                                     Three Months            Six Months
                                                                                    Ended June 30           Ended June 30
(millions of shares)                                                              2003         2002        2003         2002
------------------------------------------------------------------------------------------------------------------------------
Weighted-average number of common shares outstanding                             123.3        122.3       123.2        121.9
Shares issuable pursuant to stock options                                          5.1          8.4         5.1          8.3
Shares to be purchased from proceeds of stock options                             (4.4)        (6.3)       (4.4)        (6.7)
                                                                               ---------------------------------------------
Weighted-average number of diluted common shares outstanding                     124.0        124.4       123.9        123.5
                                                                               =============================================

In calculating diluted earnings per common share for the three months ended June 30, 2003, we excluded 4,179,825 options (2002 - 10,000), and for the six months ended June 30, 2003 we excluded 4,197,718 options (2002 - 42,000), because the exercise price was greater than the average market price of our common shares in those periods. During the periods presented, outstanding stock options were the only dilutive instrument.

8.   CASH FLOWS

(a) CHARGES AND CREDITS TO INCOME NOT INVOLVING CASH

                                                                                     Three Months            Six Months
                                                                                    Ended June 30           Ended June 30
                                                                                  2003         2002        2003         2002
------------------------------------------------------------------------------------------------------------------------------
Depreciation, Depletion and Amortization                                           202          185         393          365
Gain on Disposition of Assets                                                       --           --          --          (13)
Future Income Taxes                                                                (41)          (5)         30          (19)
Loss (Gain) on Foreign Exchange                                                    (13)           5          (4)           4
Other                                                                                2           (4)          2           (3)
                                                                               ---------------------------------------------
                                                                                   150          181         421          334
                                                                               =============================================

(b)  CHANGES IN NON-CASH WORKING CAPITAL

                                                                                     Three Months            Six Months
                                                                                    Ended June 30           Ended June 30
                                                                                  2003         2002        2003         2002
------------------------------------------------------------------------------------------------------------------------------
Operating Activities
    Accounts Receivable                                                            578         (116)        (98)         (400)
    Inventories and Supplies                                                       (55)          12          26           (46)
    Other Current Assets                                                             3          (18)          7           (12)
    Accounts Payable and Accrued Liabilities                                      (494)         168          51           292
    Accrued Interest Payable                                                        11           14          (5)           17
    Effect of Foreign Exchange Rate Changes on Non-Cash Working
      Capital                                                                      (17)          (3)        (21)            7
                                                                               ----------------------------------------------
                                                                                    26           57         (40)         (142)

Investing Activities
    Accounts Payable and Accrued Liabilities                                       (28)           8         (31)           27
                                                                               ----------------------------------------------
Total                                                                               (2)          65         (71)         (115)
                                                                               ==============================================

(c)  OTHER CASH FLOW INFORMATION

                                                                                     Three Months            Six Months
                                                                                    Ended June 30           Ended June 30
                                                                                  2003         2002        2003         2002
------------------------------------------------------------------------------------------------------------------------------
Interest Paid                                                                       22           20          72            42
Income Taxes Paid                                                                   53           74         107           114
                                                                               ----------------------------------------------

9.   MARKETING AND OTHER

                                                                                     Three Months            Six Months
                                                                                    Ended June 30           Ended June 30
                                                                                  2003         2002        2003         2002
------------------------------------------------------------------------------------------------------------------------------
Marketing Net Revenue                                                              114          124         295           241
Interest                                                                             2            2           4             4
Foreign Exchange Gains (Losses)                                                     13           (5)          4            (4)
Other (1)                                                                           16            -          17             2
                                                                               ----------------------------------------------
                                                                                   145          121         320           243
                                                                               ==============================================

Note:

(1) This includes $12 million of business interruption proceeds from our insurers. The proceeds result from damage sustained in the Gulf of Mexico during tropical storm Isidore and hurricane Lili in the third and fourth quarters of 2002.

10.  COMMITMENTS AND CONTINGENCIES
As described in Note 10 to the Audited Consolidated Financial Statements included in our 2002 Annual Report on Form 10-K, there are a number of lawsuits and claims pending, the ultimate results of which cannot be ascertained at this time. We record costs as they are incurred or become determinable. We believe the resolution of these matters would not have a material adverse effect on our consolidated financial position or results of operations.


11.  OPERATING SEGMENTS AND RELATED INFORMATION
Nexen is involved in activities relating to Oil and Gas, Syncrude and Chemicals in various geographic locations as described in Note 15 to the Audited Consolidated Financial Statements included in our 2002 Annual Report on Form 10-K.

THREE MONTHS ENDED JUNE 30, 2003

                                                                                                                Corporate
                                                                                                                      and
 (Cdn$ millions)                                    Oil and Gas                              Syncrude  Chemicals    Other     Total
------------------------------------------------------------------------------------------------------------------------------------
                                                United               Other
                               Yemen    Canada  States  Australia  Countries (1) Marketing (2)
                              ---------------------------------------------------------------
 Net Sales                       191       175     195         17         19             3         58         92       --       750
 Marketing and Other               3        --      13         --         --           114         --         --       15 (3)   145
 Gain on Disposition of Assets   ---        --      --         --         --            --         --         --       --        --
                              -----------------------------------------------------------------------------------------------------
 Total Revenues                  194       175     208         17         19           117         58         92       15       895
 Less: Expenses
  Operating                       21        41      25          8          6             5         36         56       --       198
  Transportation and Other         3        --       2         --         --           102         --          9       --       116
  General and Administrative       2         7       3         --          5            10         --          5       13        45
  Depreciation, Depletion and
    Amortization                  41        64      56          7         10             3          4         13        4       202
  Exploration                      1         6      18          1         13 (4)        --         --         --       --        39
  Interest                        --        --      --         --         --            --         --         --       25        25
                              -----------------------------------------------------------------------------------------------------
 Income (Loss) before Income
    Taxes                        126        57     104          1        (15)           (3)        18          9      (27)      270
                              =============================================================================================
 Less: Provision for Income
  Taxes (5)                                                                                                                       7
                                                                                                                             ------
 Net Income                                                                                                                     263
                                                                                                                             ======

 Identifiable Assets             546     2,134   1,487         25        152         1,003 (6)    614        477      230     6,668
                              =====================================================================================================

 Capital Expenditures
  Development and Other           52        41      72          1         12            --         48          3        6       235
  Exploration                      7         9      46         --         21            --         --         --       --        83
  Proved Property Acquisitions    --        --      --         --         --            --         --         --       --        --
                              -----------------------------------------------------------------------------------------------------
                                  59        50     118          1         33            --         48          3        6       318
                              =====================================================================================================

Notes:

(1) Includes results of operations from producing activities in Nigeria and Colombia.

(2) Includes results of operations from a natural gas-fired generating facility in Alberta. In 2002, these results were included in Corporate and Other.

(3) Includes interest income of $2 million and foreign exchange gains of $13 million.

(4)  Includes exploration activities primarily in Nigeria, Colombia and Brazil.

(5)  Includes Yemen cash taxes of $48 million.

(6) Approximately 79% of Marketing's identifiable assets are accounts receivable and inventories.

SIX MONTHS ENDED JUNE 30, 2003

                                                                                                                Corporate
                                                                                                                      and
 (Cdn$ millions)                                    Oil and Gas                              Syncrude  Chemicals    Other     Total
------------------------------------------------------------------------------------------------------------------------------------
                                                United               Other
                               Yemen    Canada  States  Australia  Countries (1) Marketing (2)
                              ---------------------------------------------------------------
 Net Sales                       419       383     379         45         36            11        121        190       --     1,584
 Marketing and Other               3         1      13         --         --           295         --         --        8 (3)   320
 Gain on Disposition of Assets    --        --      --         --         --            --         --         --       --        --
                              -----------------------------------------------------------------------------------------------------
 Total Revenues                  422       384     392         45         36           306        121        190        8     1,904
 Less: Expenses
  Operating                       42        81      46         21         10            12         68        122       --       402
  Transportation and Other         3        --       3         --         --           221         --         19       --       246
  General and Administrative       3        15       6         --         10            19         --         10       19        82
  Depreciation, Depletion and
    Amortization                  83       128     105         13         16             6          7         27        8       393
  Exploration                      3        24      33          1         19 (4)        --         --         --       --        80
  Interest                        --        --      --         --         --            --         --         --       53        53
                              -----------------------------------------------------------------------------------------------------
 Income (Loss) before Income
    Taxes                        288       136     199         10        (19)           48         46         12      (72)      648
                              =========================================================================================
 Less: Provision for Income
  Taxes (5)                                                                                                                     134
                                                                                                                             ------
 Net Income                                                                                                                     514
                                                                                                                             ======

 Identifiable Assets             546     2,134   1,487         25        152         1,003 (6)    614        477      230     6,668
                              =====================================================================================================

 Capital Expenditures
  Development and Other          106       156     127          1         17            --         89          4        9       509
  Exploration                      8        27      71          1         31            --         --         --       --       138
  Proved Property Acquisitions    --        --     164 (7)     --         --            --         --         --       --       164
                              -----------------------------------------------------------------------------------------------------
                                 114       183     362          2         48            --         89          4        9       811
                              =====================================================================================================

Notes:

(1) Includes results of operations from producing activities in Nigeria and Colombia.

(2) Includes results of operations from a natural gas-fired generating facility in Alberta. In 2002, these results were included in Corporate and Other.

(3) Includes interest income of $4 million and foreign exchange gains of $4 million.

(4)  Includes exploration activities primarily in Nigeria, Colombia and Brazil.

(5)  Includes Yemen cash taxes of $99 million.

(6) Approximately 79% of Marketing's identifiable assets are accounts receivable and inventories.

(7) On March 27, 2003 we acquired the residual 40% interest in Aspen in the Gulf of Mexico for US $109 million.

THREE MONTHS ENDED JUNE 30, 2002

                                                                                                                Corporate
                                                                                                                      and
 (Cdn$ millions)                                    Oil and Gas                              Syncrude  Chemicals    Other (1)  Total
------------------------------------------------------------------------------------------------------------------------------------
                                                United               Other
                               Yemen    Canada  States  Australia  Countries (2) Marketing
                              ---------------------------------------------------------------
 Net Sales                       198       169      79         43         18             -         48         86        3       644
 Marketing and Other              --        --      --         --         --           124         --         --       (3) (3)  121
 Gain on Disposition of Assets    --        --      --         --         --            --         --         --       --        --
                              -----------------------------------------------------------------------------------------------------
 Total Revenues                  198       169      79         43         18           124         48         86       --       765
 Less: Expenses
  Operating                       20        48      26         11          6            --         36         53        1       201
  Transportation and Other        --        --      --         --         --           105         --         10        1       116
  General and Administrative       1         6       2         --          4             8         --          7       10        38
  Depreciation, Depletion and
    Amortization                  36        64      33         17         15             2          3         12        3       185
  Exploration                     16         8       8          1         10 (4)        --         --         --       --        43
  Interest                        --        --      --         --         --            --         --         --       28        28
                              -----------------------------------------------------------------------------------------------------
 Income (Loss) before Income
  Taxes                          125        43      10         14        (17)            9          9          4      (43)      154
                              ============================================================================================
 Less: Provision for Income
  Taxes (5)                                                                                                                      53
                                                                                                                             ------
 Net Income                                                                                                                     101
                                                                                                                             ======

 Identifiable Assets             561     2,158     996         88        183           895 (6)    435        528      273     6,117
                              =====================================================================================================

 Capital Expenditures
  Development and Other           52        36     116         31         --            --         30         14       75       354
  Exploration                      5        13      34          1         11            --         --         --       --        64
                              -----------------------------------------------------------------------------------------------------
                                  57        49     150         32         11            --         30         14       75 (7)   418
                              =====================================================================================================

Notes:

(1) Includes results of operations from a natural gas-fired generating facility in Alberta.

(2) Includes results of operations from producing activities in Nigeria and Colombia.

(3) Includes interest income of $2 million and foreign exchange losses of $5 million.

(4)  Includes exploration activities primarily in Nigeria and Colombia.

(5)  Includes Yemen cash taxes of $55 million.

(6) Approximately 86% of Marketing's identifiable assets are accounts receivable and inventories.

(7) Includes $67 million related to the buy out of the lease agreement for the natural gas-fired generating facility in Alberta.

SIX MONTHS ENDED JUNE 30, 2002

                                                                                                                Corporate
                                                                                                                      and
 (Cdn$ millions)                                    Oil and Gas                              Syncrude  Chemicals    Other (1)  Total
------------------------------------------------------------------------------------------------------------------------------------
                                                United               Other
                               Yemen    Canada  States  Australia  Countries (2) Marketing
                              ---------------------------------------------------------------
 Net Sales                       362       307     140         65         37            --         98        171        5      1,185
 Marketing and Other              --         1      --         --         --           241         --          1       -- (3)    243
 Gain on Disposition of Assets    --        --      --         --         --            --         --         --       13 (4)     13
                              ------------------------------------------------------------------------------------------------------
 Total Revenues                  362       308     140         65         37           241         98        172       18      1,441
 Less: Expenses
  Operating                       39        89      49         25         11            --         63        108        3        387
  Transportation and Other        --        --      --         --         --           209         --         20        3        232
  General and Administrative       2        13       4         --          9            15         --         12       21        76
  Depreciation, Depletion and
    Amortization                  74       129      65         28         27             4          6         25        7        365
  Exploration                     19        21      23          1         16 (5)        --         --         --       --         80
  Interest                        --        --      --         --         --            --         --         --       51         51
                              ------------------------------------------------------------------------------------------------------
 Income (Loss) before Income
  Taxes                          228        56      (1)        11        (26)           13         29          7      (67)       250
                              ======================================================================================================
 Less: Provision for Income
  Taxes (6)                                                                                                                       84
                                                                                                                              ------
 Net Income                                                                                                                      166
                                                                                                                              ======

 Identifiable Assets             561     2,158     996         88        183           895  (7)   435        528       73      6,117
                              ======================================================================================================

 Capital Expenditures
  Development and Other           95       128     195         46         10            --         51         30       83        638
  Exploration                     19        34      55          1         18            --         --         --       --        127
                              ------------------------------------------------------------------------------------------------------
                                 114       162     250         47         28            --         51         30       83 (8)    765
                              ======================================================================================================

Notes:

(1) Includes results of operations from a natural gas-fired generating facility in Alberta.

(2) Includes results of operations from producing activities in Nigeria and Colombia.

(3) Includes interest income of $4 million and foreign exchange losses of $4 million.

(4) The Moose Jaw asphalt operation was disposed of on January 2, 2002 for proceeds of $27 million, plus working capital.

(5)  Includes exploration activities primarily in Nigeria and Colombia.

(6)  Includes Yemen cash taxes of $92 million.

(7) Approximately 86% of Marketing's identifiable assets are accounts receivable and inventories.

(8) Includes $67 million related to the buy out of the lease agreement for the natural gas-fired generating facility in Alberta.

12.  DIFFERENCES BETWEEN CANADIAN AND US GENERALLY ACCEPTED
     ACCOUNTING PRINCIPLES
The Unaudited Consolidated Financial Statements have been prepared in accordance with Canadian GAAP. US GAAP Unaudited Consolidated Financial Statements and summaries of differences from Canadian GAAP are as follows:

(a)  UNAUDITED CONSOLIDATED STATEMENT OF INCOME - US GAAP
     FOR THE THREE AND SIX MONTHS ENDED JUNE 30

                                                                                     Three Months              Six Months
                                                                                    Ended June 30            Ended June 30
(Cdn$ millions)                                                                   2003         2002         2003         2002
------------------------------------------------------------------------------------------------------------------------------
REVENUES
    Net Sales (iii)                                                                750          644        1,584         1,185
    Marketing and Other (v)                                                        146          121          321           243
                                                                              ------------------------------------------------
                                                                                   896          765        1,905         1,428
                                                                              ------------------------------------------------
EXPENSES
    Operating (viii)                                                               198          201          402           374
    Transportation and Other                                                       116          116          246           232
    General and Administrative                                                      45           38           82            76
    Depreciation, Depletion and Amortization (ii); (ix)                            216          196          422           388
    Exploration                                                                     39           43           80            80
    Interest (i)                                                                    41           46           87            87
                                                                              ------------------------------------------------
                                                                                   655          640        1,319         1,237
                                                                              ------------------------------------------------

INCOME BEFORE INCOME TAXES                                                         241          125          586          191
                                                                              ------------------------------------------------

PROVISION FOR INCOME TAXES
    Current                                                                         48           58          104          103
    Future (i) - (x)                                                                29          (12)          92          (33)
                                                                              ------------------------------------------------
                                                                                    77           46          196           70
                                                                              ------------------------------------------------

NET INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN
    ACCOUNTING PRINCIPLE                                                           164           79          390          121

Cumulative Effect of a Change in Accounting Principle on Periods
    up to December 31, 2002, Net of Income Taxes of $25 Million (ix)                --           --          (37)          --
                                                                              ------------------------------------------------

NET INCOME - US GAAP (1)                                                           164           79          353          121
                                                                              ================================================

EARNINGS PER COMMON SHARE ($/share)
    Basic (Note 7)                                                                1.33         0.65         2.86          0.99
                                                                              ================================================

    Diluted (Note 7)                                                              1.32         0.64         2.85          0.98
                                                                              ================================================

Note:

(1)  RECONCILIATION OF CANADIAN AND US GAAP NET INCOME

                                                                      Three Months               Six Months
                                                                     Ended June 30             Ended June 30
   (Cdn$ millions)                                                  2003         2002         2003        2002
   -----------------------------------------------------------------------------------------------------------
   Net Income - Canadian GAAP                                        263          101          514         166
   Impact of US Principles (net of income taxes):
     Fair Value of Currency Swap (v)                                   1           --            1          --
     Dividends on Preferred Securities (i)                           (10)         (11)         (21)        (22)
     Depreciation (ii); (ix)                                         (14)         (11)         (28)        (23)
     Future Income Taxes (x)                                         (76)          --          (76)         --
                                                               -----------------------------------------------
   Net Income - US GAAP, before Cumulative Effect of a Change
        in Accounting Principle                                      164           79          390         121
   Cumulative Effect of a Change in Accounting Principle
        on Periods up to December 31, 2002 (ix)                       --           --          (37)         --
                                                               -----------------------------------------------
   Net Income - US GAAP                                              164           79          353         121
                                                               ===============================================


                                      24)

(b)  UNAUDITED CONSOLIDATED BALANCE SHEET - US GAAP

                                                                                         June 30      December 31
(Cdn$ millions)                                                                             2003             2002
------------------------------------------------------------------------------------------------------------------
ASSETS
    CURRENT ASSETS
      Cash and Short-Term Investments                                                         92              59
      Accounts Receivable (iii)                                                            1,088             990
      Inventories and Supplies                                                               229             256
      Other                                                                                   19              26
                                                                                        ------------------------
        Total Current Assets                                                               1,428           1,331

    PROPERTY, PLANT AND EQUIPMENT
      Net of Accumulated Depreciation, Depletion and
         Amortization of $5,072 (December 31, 2002 - $4,992) (ii); (ix)                    5,195           5,064
    GOODWILL                                                                                  36              36
    FUTURE INCOME TAX ASSETS                                                                 198             263
    DEFERRED CHARGES AND OTHER ASSETS (i); (vi)                                               99              70
                                                                                        ------------------------

                                                                                           6,956           6,764
                                                                                        ========================
LIABILITIES AND SHAREHOLDERS' EQUITY
    CURRENT LIABILITIES
      Short-term Borrowings                                                                   19              18
      Accounts Payable and Accrued Liabilities (iii)                                       1,220           1,200
      Accrued Interest Payable                                                                34              39
      Dividends Payable                                                                        9               9
                                                                                        ------------------------
        Total Current Liabilities                                                          1,282           1,266
                                                                                        ------------------------

    LONG-TERM DEBT (i); (vi)                                                               2,258           2,575
    FUTURE INCOME TAX LIABILITIES (i) - (x)                                                  940             876
    DISMANTLEMENT AND SITE RESTORATION (ix)                                                    -             191
    ASSET RETIREMENT OBLIGATION (ix)                                                         355               -
    OTHER DEFERRED CREDITS AND LIABILITIES (vii)                                              52              44
    SHAREHOLDERS' EQUITY
      Common Shares, no par value
        Authorized: Unlimited
        Outstanding:  2003   - 123,321,135 shares
                      2002   - 122,965,830 shares                                            450             440
      Retained Earnings (i); (ii); (v); (ix); (x)                                          1,615           1,280
      Accumulated Other Comprehensive Income (i); (iii); (iv); (vii)                           4              92
                                                                                        ------------------------
          Total Shareholders' Equity                                                       2,069           1,812
                                                                                        ------------------------

    COMMITMENTS AND CONTINGENCIES
                                                                                           6,956           6,764
                                                                                        ========================

(c)  UNAUDITED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME - US GAAP
     FOR THE THREE AND SIX MONTHS ENDED JUNE 30

                                                                                     Three Months              Six Months
                                                                                    Ended June 30            Ended June 30
(Cdn$ millions)                                                                   2003         2002         2003         2002
-----------------------------------------------------------------------------------------------------------------------------
Net Income - US GAAP                                                               164           79         353           121
Other Comprehensive Income, net of income taxes:
    Translation Adjustment (i); (iv)                                               (62)          15         (87)           14
    Unrealized Mark-to-Market Loss (iii)                                            (4)          --          (1)           --
                                                                             ------------------------------------------------
Comprehensive Income                                                                98           94         265           135
                                                                             ================================================

(d)  UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
Under US principles, dividends on preferred securities of $16 million and $34 million for the three and six months ended June 30, 2003, respectively (June 30, 2002 - $18 million and $36 million) that are included in financing activities would be reported in operating activities.

Under US principles, geological and geophysical costs of $11 million and $24 million for the three and six months ended June 30, 2003, respectively (June 30, 2002 - $15 million and $35 million) that are included in investing activities would be reported in operating activities.

(e)  OTHER SUPPLEMENTARY INFORMATION

                                                                                     Three Months              Six Months
                                                                                    Ended June 30            Ended June 30
(Cdn$ millions)                                                                   2003         2002         2003         2002
-----------------------------------------------------------------------------------------------------------------------------
Pro Forma Earnings - Fair-Value Method of Accounting
    for Stock Options - US GAAP
Net Income - US GAAP
    As Reported                                                                    164           79         353           121
      Less: Fair Value of Stock Options                                              7            6          13            12
                                                                             ------------------------------------------------
    Pro Forma                                                                      157           73         340           109
                                                                             ================================================

Earnings Per Common Share ($/share)
    Basic as Reported                                                             1.33         0.65         2.86         0.99
                                                                             ================================================
    Pro Forma                                                                     1.28         0.60         2.76         0.89
                                                                             ================================================

    Diluted as Reported                                                           1.32         0.64         2.85         0.98
                                                                             ================================================
    Pro Forma                                                                     1.27         0.59         2.75         0.88
                                                                             ================================================

NOTES:

i. Under US principles, the preferred securities are classified as long-term debt rather than shareholders' equity. The pre-tax dividends are included in interest expense, and the related income tax is included in the provision for income taxes in the Unaudited Consolidated Statement of Income. The related pre-tax issue costs are included in deferred charges and other assets rather than as an after-tax charge to retained earnings. The foreign-currency translation gains or losses are included in accumulated other comprehensive income in the Unaudited Consolidated Balance Sheet. The pre-tax dividends are included in operating activities in the Unaudited Consolidated Statement of Cash Flows.

ii. Under US principles, the liability method of accounting for income taxes was adopted in 1993. In Canada, the liability method was adopted in 2000. Under US principles, the adjustment on initial adoption was included in property, plant and equipment rather than retained earnings. This increases depreciation expense under US principles.

iii. Under US principles, all derivative instruments are recognized on the balance sheet as either an asset or a liability measured at fair value. Changes in the fair value of derivatives are recognized in earnings unless specific hedge criteria are met.

         CASH FLOW HEDGES: Changes in the fair value of derivatives that are designated as cash flow hedges are recognized in earnings in the same period as the hedged item. Any fair value change in a derivative before that period is recognized on the balance sheet. The effective portion of that change is recognized in other comprehensive income with any ineffectiveness recognized in net sales on the income statement. Included in accounts payable at June 30, 2003 is $1 million (December 31, 2002 - $nil), fair value for the forward contracts used to hedge a portion of our cash flow. The contracts limit our exposure to fluctuations in commodity prices by fixing our cash flow from the sale of hedged production, as described in Note 5. As of June 30, 2003, the fair value included in accumulated other comprehensive income was an unrealized loss of $1 million, net of income taxes. Approximately $1 million of the unrealized loss is expected to be moved to net sales in the next six months as the underlying production is delivered or the hedge expires. For the six months ended June 30, 2003, amounts related to the ineffectiveness of cash flow hedges were included in net sales and were immaterial.

         FAIR VALUE HEDGES: Both the derivative instrument and the underlying commitment are recognized on the balance sheet at their fair value. Any changes in the fair value are reflected net in earnings. Included in both accounts receivable and accounts payable at June 30, 2003 is $1 million (December 31, 2002 - $2 million) related to fair value hedges. The hedges convert fixed prices for physical delivery of natural gas into a floating price through a fixed to floating swap. The impact on earnings is immaterial.

iv. Under US principles, exchange gains and losses arising from the translation of our net investment in self-sustaining foreign operations are included in comprehensive income. Additionally, exchange gains and losses from translation of our US-dollar long-term debt, net of income taxes, are included in comprehensive income as it has been designated as a hedge of our foreign net investment. Cumulative amounts are included in accumulated other comprehensive income in the Unaudited Consolidated Balance Sheet.

v. Under US principles, a derivative and a cash instrument cannot be designated in combination as a net investment hedge. Changes in fair value and foreign exchange gains and losses on our US $37 million currency swap are included in earnings.

vi. Under US principles, discounts on long-term debt are classified as a reduction of long-term debt rather than as deferred charges and other assets.

vii. Under US principles, the amount by which our accrued pension cost is less than the unfunded accumulated benefit obligation is included in comprehensive income and accrued pension liabilities. This amount was $4 million at June 30, 2003 (December 31, 2002 - $4 million).

viii. Under US principles, gains and losses on the disposition of assets are shown as operating expenses rather than revenues.

ix.      On January 1, 2003 we adopted Financial Accounting Standards Board
         (FASB) Statement No. 143, "Accounting for Asset Retirement Obligations" (FAS 143) for US GAAP reporting purposes. FAS 143 requires recognition of a liability for the future retirement obligations associated with our property, plant and equipment, which includes oil and gas wells and facilities, and chemicals plants. These obligations, which generally relate to dismantlement and site restoration, are initially measured at fair value, which is the discounted future value of the liability. This fair value is capitalized as part of the cost of the related asset and amortized to expense over its useful life. The liability accretes until we expect to settle the retirement obligation.

         This change in accounting policy has been reported as a cumulative effect adjustment in the Unaudited Consolidated Statement of Income. Under the old accounting rules, our results would have been:

                                                                                               Three Months      Six Months
                                                                                              Ended June 30   Ended June 30
                                                                                                       2003            2003
         ------------------------------------------------------------------------------------------------------------------
         Net Income - US GAAP
             As Reported                                                                               164              353
               Cumulative Effect of Change in Accounting Principle                                      --               37
               Additional Depreciation, Depletion and Amortization, and Accretion                        1                3
                                                                                                ---------------------------
             Adjusted                                                                                  165              393
                                                                                                ===========================

         Earnings per Common Share ($/share)
             Basic as Reported                                                                         1.33            2.86
                                                                                                ===========================
             Adjusted                                                                                  1.34            3.19
                                                                                                ===========================

             Diluted as Reported                                                                       1.32            2.85
                                                                                                ===========================
             Adjusted                                                                                  1.33            3.17
                                                                                                ===========================

         Had FAS 143 been applied during all periods presented, our asset retirement obligation, including current obligations of $14 million at December 31, 2002 and $18 million at June 30, 2003, would have been reported as follows:

                                                                                                As Reported       Pro-forma
         -------------------------------------------------------------------------------------------------------------------
             January 1, 2002                                                                         182                364
             December 31, 2002                                                                       205                390
             June 30, 2003                                                                           373                373
                                                                                               -----------------------------

         We own interests in several assets for which the fair value of the asset retirement obligation cannot be reasonably determined because the assets currently have an indeterminate life. These assets include our interests in two gas plants and our interest in Syncrude's upgrader and sulfur pile. The asset retirement obligation for these assets will be recorded in the first year in which the lives of the assets are determinable.

         Had FAS 143 been applied during all periods presented, our June 30, 2002 results would have been reported as follows:

                                                                                               Three Months      Six Months
                                                                                              Ended June 30   Ended June 30
                                                                                                       2002            2002
         -------------------------------------------------------------------------------------------------------------------
         Net Income - US GAAP
             As Reported                                                                                 79             121
               Less: Additional Depreciation, Depletion and Amortization, and Accretion                   2               3
                                                                                               ----------------------------
             Adjusted                                                                                    77             118
                                                                                               ============================

         Earnings per Common Share ($/share)
             Basic as Reported                                                                         0.65            0.99
                                                                                               ============================
             Adjusted                                                                                  0.63            0.97
                                                                                               ============================

             Diluted as Reported                                                                       0.64            0.98
                                                                                               ============================
             Adjusted                                                                                  0.62            0.96
                                                                                               ============================

x. Under US principles, enacted tax rates are used to calculate future income taxes, whereas under Canadian GAAP, substantively enacted tax rates are used. Substantively enacted changes in Canadian federal and provincial income tax rates created a $76 million future income tax recovery during the quarter.

NEW ACCOUNTING PRONOUNCEMENTS AND UPCOMING CHANGE IN ACCOUNTING POLICY
Our shareholders approved a resolution requiring us to expense stock options. As a result, we plan to adopt the fair-value method of accounting for stock options in the fourth quarter of 2003. In January 2003, the US Financial Accounting Standards Board (FASB) issued Statement No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure, an Amendment of FASB Statement No. 123" (FAS 148). FAS 148 amends FAS 123 "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair-value method of accounting for stock-based employee compensation. We plan to adopt the fair-value method of accounting for stock options in the fourth quarter of 2003 using the prospective method, whereby compensation cost will be recognized for all options granted on or after January 1, 2003. All stock options granted prior to January 1, 2003 will continue to be accounted for under Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25) unless these stock options are modified or settled subsequent to adoption. The impact under US GAAP will be immaterial in 2003.

In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity" (FAS 150). FAS 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity. It requires a financial instrument that is within its scope to be classified as a liability. Certain financial instruments must be valued at fair value, with changes in fair value recognized through earnings. FAS 150 is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle. Restatement is not permitted. The impact under US GAAP will be a $16 million increase in the carrying value of our Preferred Securities along with the recognition of a loss in the third quarter.

The following standard issued by the FASB does not impact us:

o Statement No. 149 - "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designed after June 30, 2003.


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